Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-106897) on Form S-8 of our report dated June 21, 2010 appearing in the Annual Report on Form 11-K of SPX Corporation Savings Plan as of December 31, 2009 and 2008 and for the year ended December 31, 2009.

/s/ Plante & Moran, PLLC
Southfield, Michigan
June 21, 2010